EXHIBIT 99.2


 FOR IMMEDIATE RELEASE

 Media Contact:
 Carol Goodrich, (973) 540-3620     Investor Relations Contacts:
                                    George Shields, (973) 540-6916
                                    John Howarth, (973) 540-4874


                 WARNER-LAMBERT FILES CLAIM AGAINST PFIZER
                        TO END LIPITOR(R) AGREEMENTS

         SEEKS TO RECLAIM FULL VALUE OF LIPITOR(R) FOR SHAREHOLDERS
                  MASSIVE AND INTENTIONAL BREACHES ALLEGED

 MORRIS PLAINS, N.J., November. 29, 1999 -- Warner-Lambert Company (NYSE:
 WLA) today announced that, as a result of massive and intentional breaches by Pfizer Inc. of Warner-Lambert's agreements with Pfizer relating to Lipitor(R), Warner-Lambert has filed a counterclaim against Pfizer seeking a declaratory judgment that Warner-Lambert is entitled to terminate the Lipitor(R) agreements.

 "We are asking the court to confirm that Pfizer's intentional disregard of its contractual obligations has given us the right to bring this relationship to an end and reclaim all rights to Lipitor(R) for Warner-Lambert and our shareholders. Sales of Lipitor(R) are expected to surpass $3.6 billion in 1999. Pfizer cannot commit flagrant breaches of contract, as it has, and expect to continue to receive the fruits of this relationship," said Lodewijk J.R. de Vink, chairman, president and chief executive officer of Warner-Lambert.

 The counterclaim sets forth that Pfizer has repeatedly misstated the terms of the standstill restrictions to which it agreed in the Lipitor(R) agreements. The actual language of the standstill makes clear, and the counterclaim sets forth, that Pfizer breached its agreement when it made its November 4, 1999 proposal for Warner-Lambert and in its subsequent actions.

 Pfizer has asserted that the standstill provisions terminated when Warner-Lambert entered into its merger-of-equals transaction with American Home Products. Pfizer is wrong. The standstill provisions expressly provide that they terminate if Warner-Lambert enters into a transaction with a third party ONLY "IF SUCH THIRD PARTY IS THE ACQUIRING PARTY". These are the precise words of the contract that Pfizer signed and is now disregarding.

 In Warner-Lambert's merger of equals with AHP, Warner-Lambert shareholders will own approximately 50% of the combined company, Warner-Lambert directors will be 50% of the combined company's board, and Warner-Lambert's senior management will hold key positions within the new management team including the position of Chief Executive Officer. The combined company's Chief Executive Officer will report to the combined company's Board, and the combined company's other senior officers will report to the combined company's Chief Executive Officer. This is not an acquisition of Warner-Lambert, and AHP is not an "acquiring party".

 The counterclaim also sets forth that Pfizer breached the Lipitor(R) agreements by using confidential information for the purpose of deciding to make, and pricing, its bid. Under the agreements, Pfizer cannot use confidential information "FOR ANY PURPOSE OTHER THAN IN PERFORMANCE OF [THE LIPITOR(R)] AGREEMENT[S]". This misuse of confidential information is another independent ground entitling Warner-Lambert to terminate the Lipitor(R) agreements, the Company said. Under the agreements, the restriction on the use of confidential information would not end with a termination of the standstill.

 Mr. de Vink said, "If the court upholds our position that Warner-Lambert is entitled to terminate the Lipitor(R) relationship as a result of these breaches, there is no doubt that very substantial value will accrue to Warner-Lambert shareholders. In that regard, before asserting this counterclaim, we satisfied ourselves that the marketing of Lipitor(R) would not suffer. Internally, and together with consultants and agencies, Warner-Lambert has already started detailed planning to be prepared to take over sole promotion of Lipitor(R), including all field-, office- and R&D-based programs. These activities have already begun with respect to all major territories of the world."

 Pending a determination by the court, the Lipitor(R) agreements continue in effect. However, if the court rules in Warner-Lambert's favor, upon termination, Warner-Lambert would have no obligation to make payments to, or share revenues with, Pfizer with respect to Lipitor(R). A termination would not terminate the standstill agreements.

 Warner-Lambert said that the objective of its counterclaim is to create value for the Warner-Lambert shareholders. It added that it has not sought an injunction against Pfizer making any offers.

 Warner-Lambert is a global company devoted to discovering, developing, manufacturing and marketing quality pharmaceutical, consumer health care, and confectionery products. Its central research focus is on heart disease, diabetes, disorders of the central nervous system and women's health care. In 1999, its revenues are expected to exceed $12 billion and the company will invest more than $1.2 billion in research and development. It employs more than 43,000 people worldwide.

 Statements made in this press release that state "we will," "we expect," or otherwise state Warner-Lambert's predictions for the future are forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Warner-Lambert's annual report on Form 10K-A for the year ended December 31, 1998 filed with the U.S. Securities and Exchange Commission.